Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS

Net Earnings Increase 39%; EPS $0.30

SAN FRANCISCO — August 18, 2005 — Gap Inc. (NYSE: GPS) today reported that net earnings for the second quarter, which ended July 30, 2005, increased 39 percent versus prior year to $272 million, or $0.30 per share on a diluted basis, compared with $195 million, or $0.21 per share, for the same period last year.

Second quarter net sales were $3.7 billion, compared with $3.7 billion for the same period last year. Comparable store sales decreased 3 percent, compared with a flat comp in the prior year.

“In the second quarter, we delivered respectable financial results with an increase in earnings per share, but our summer product performance continued to be challenging,” said Gap Inc. CEO and President Paul Pressler. “Although we are still facing challenges, we are committed to executing our strategies to improve business performance for the second-half of the year. Across all of our brands, the teams are focused on creating stronger product assortments and improving the store experience for our customers.”

Store Sales Results By Division

The following table represents the company’s second quarter comparable store sales and net sales by division:

	Second Quarter Comparable Store Sales		Second Quarter Net Sales
	2005	2004	2005	2004
Gap North America	-4%	+1%	$1.2 billion	$1.3 billion
Banana Republic North America	-3%	+4%	$532 million	$528 million
Old Navy North America	-4%	Flat	$1.6 billion	$1.6 billion
International	+1%	-10%	$359 million	$352 million

Additional Results and 2005 Outlook

Earnings

The company had expected fiscal year 2005 earnings per share of $1.44 to $1.48. This previous guidance was predicated in part on the belief that the company’s efforts to improve performance would begin to gain momentum by fall. In part due to August month-to-date results, which are significantly below expectations, and concerns about the macro-economic climate, the company has revised its estimate for fiscal year 2005 earnings per share to $1.30 to $1.34.

Cash and Debt

The company announced that it ended the second quarter with $2.6 billion in cash and short-term and long-term investments, of which $97 million was restricted. This represents $2.1 billion more in cash and investments than funded debt. For the 26 weeks ended July 30, 2005, free cash flow was an inflow of $21 million, compared with an inflow of $88 million last year. The company still expects to generate at least $1 billion in free cash flow in fiscal 2005. Please see the reconciliation of free cash flow to the GAAP financial measure in the table at the end of this release.

Share Repurchases

During the second quarter, the company purchased 45 million shares for $944 million and announced that its Board of Directors authorized an additional $500 million for its share repurchase program. Since October 2004, the company has utilized $2.5 billion to repurchase 119 million shares. At the end of the second quarter, the company’s outstanding shares were 881 million.

Margins

Gross margins declined 1.2 points in the second quarter compared to the prior year. Operating margin for the second quarter was 11.5 percent. As previously announced, the company reversed a sublease loss reserve during the second quarter that benefited operating margins. The amount of the reserve reversal was $58 million pre-tax. For reasons similar to those stated for the revised earnings guidance, the company also revised its guidance for full year 2005 operating margins to about 11.5 percent, down from previous guidance of about 13 percent.

Inventory

The company reported that inventory per square foot was down 3 percent at the end of the second quarter as compared to a 7 percent decline in the second quarter of the prior year. Inventory per square foot at the end of the third quarter is expected to be down in the low single digits, compared with a 1 percent increase last year. Inventory per square foot for the fourth quarter is expected to be flat compared with a 6 percent increase last year.

Interest Expense

The company reiterated that it expects full year 2005 gross interest expense to be about $55 million.

Depreciation and Amortization

The company expects depreciation and amortization expense for fiscal year 2005 to be about $550 million.

Capital Expenditures

Fiscal year to date capital expenditures were approximately $259 million compared with $147 million last year. The company reiterated that it expects its full-year 2005 capital spending to be about $625 million.

Effective Tax Rate

The company’s tax rate for the second quarter 2005 was 38.7 percent. The effective tax rate is still expected to be 38 percent to 39 percent for fiscal 2005.

Real Estate

Through July 30, 2005, the company opened 81 store locations and closed 46. Net square footage for the second quarter increased 2 percent compared to the same period last year. For fiscal 2005, the company now expects to open about 190 store locations weighted toward Old Navy, up from its previous guidance of 170 store locations. Furthermore, the company now expects to close about 140 store locations weighted toward Gap North America, up from its previous guidance of 135. Net square footage is now expected to increase 3 percent for fiscal 2005.

The following table represents the number of store location openings and closings, and square footage by brand.

	July 30, 2005
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,390	9	(14)	1,385	12.9
Banana Republic North America	462	11	—	473	4.0
Old Navy North America	907	19	(5)	921	17.8
International	251	1	(2)	250	2.4

Total	3,010	40	(21)	3,029	37.1

	July 31, 2004
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,479	2	(26)	1,455	13.4
Banana Republic North America	438	11	(2)	447	3.8
Old Navy North America	843	13	(3)	853	16.8
International	256	1	(13)	244	2.4

Total	3,016	27	(44)	2,999	36.4

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s second quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, and Byron Pollitt, Executive Vice President and Chief Financial Officer, to discuss details on the business.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Investors - Financials section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) earnings per share for 2005; (ii) free cash flow for 2005; (iii) operating margins for 2005; (iv) year over year change in inventory per square foot at the end of the third and fourth quarters of 2005; (v) gross interest expense in 2005; (vi) depreciation and amortization expense for 2005; (vii) capital expenditures for 2005; (viii) effective tax rate for 2005; (ix) store openings and closings in 2005 and weightings by brand; (x) real estate square footage for 2005; (xi) creating and delivering long-term value for shareholders; and (xii) business performance strategies for the second-half of 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of August 18, 2005 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
(415) 427-2161	(415) 427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	July 30, 2005	July 31, 2004 (As Restated) (b)
ASSETS

Current Assets
Cash and equivalents	$1,263	$2,498
Short-term investments	1,176	484
Restricted cash (a)	97	1,362

Cash and equivalents, short term investments and restricted cash	2,536	4,344

Merchandise inventory	2,077	2,087
Other current assets	537	461

Total Current Assets	5,150	6,892

Property and equipment, net	3,283	3,415
Other assets	430	365

Total Assets	$8,863	$10,672

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	—	272
Accounts payable	1,225	1,240
Accrued expenses and other current liabilities	758	858
Income taxes payable	50	31

Total Current Liabilities	2,033	2,401

Long-Term Liabilities
Long-term debt	513	635
Senior convertible notes	—	1,380
Lease incentives and other liabilities	937	1,029

Total Long-Term Liabilities	1,450	3,044

Total Shareholders’ Equity	5,380	5,227

Total Liabilities and Shareholders’ Equity	$8,863	$10,672

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

(b)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
($ in millions except per share amounts, shares in thousands)	July 30, 2005	July 31, 2004 (As Restated) (a)	July 30, 2005	July 31, 2004 (As Restated) (a)
Net sales	$3,716	$3,721	$7,343	$7,388

Cost of goods sold and occupancy expenses	2,331	2,289	4,477	4,377

Gross profit	1,385	1,432	2,866	3,011
Operating expenses	957	1,016	1,972	2,014
Loss on early retirement of debt	—	65	—	95
Interest expense	8	44	31	96
Interest income	(23)	(12)	(48)	(25)

Earnings before income taxes	443	319	911	831
Income taxes	171	124	348	324

Net earnings	$272	$195	$563	$507

Weighted-average number of shares - basic	895,817	901,982	892,369	900,032
Weighted-average number of shares - diluted	905,190	1,002,743	928,519	999,679

Earnings per share - basic	$0.30	$0.22	$0.63	$0.56
Earnings per share - diluted	0.30	0.21	0.61	0.53

(a)      For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Number of store locations open at end of period			3,029	2,999
Total square footage at end of period			37,128,565	36,375,553

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Twenty-six Weeks Ended July 30, 2005	Twenty-six Weeks Ended July 31, 2004 (As Restated) (c)
Cash Flows from Operating Activities:
Net earnings	$563	$507
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	273	304
Other non-cash reconciling adjustments	(38)	31
Deferred income taxes	(63)	(24)
Changes in operating assets and liabilities:
Merchandise inventory	(272)	(387)
Other assets	(33)	(18)
Accounts payable	(7)	57
Accrued expenses and other current liabilities	(113)	(29)
Income taxes payable, net	(104)	(271)
Lease incentives and other liabilities	74	65

Net cash provided by operating activities	280	235

Cash Flows from Investing Activities:
Purchase of property and equipment	(259)	(147)
Proceeds from sale of property and equipment	—	—
Purchase of short term investments	(1,169)	(736)
Maturities of short term investments	819	1,324
Purchase of long term investments	(100)	—
Maturities of long term investments	50	—
Restricted cash (a)	918	(10)
Changes in lease rights and other assets	—	2

Net cash provided by investing activities	259	433

Cash Flows from Financing Activities:
Payments of long-term debt (b)	—	(473)
Issuance of common stock (b)	75	93
Purchase of treasury stock	(1,484)	—
Cash dividends paid	(102)	(40)

Net cash used for financing activities	(1,511)	(420)

Effect of exchange rate fluctuations on cash	(10)	(11)

Net (decrease) increase in cash and equivalents	(982)	237
Cash and equivalents at beginning of period	2,245	2,261

Cash and equivalents at end of period	$1,263	$2,498

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

(b)	Does not include the non-cash conversion of our senior convertible debt of $1.3 billion to 85,143,950 shares of common stock in March 2005.

(c)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

(In millions)	Twenty-six Weeks Ended July 30, 2005
Net cash provided by operating activities	$280
Net cash provided by investing activities	259
Net cash used for financing activities	(1,511)
Effect of exchange rate fluctuations on cash	(10)

Net decrease in cash and equivalents	(982)

Net cash provided by operating activities	$280
Less: Purchase of property and equipment	(259)

Free Cash Flow (a)	$21

(In millions)	Twenty-six Weeks Ended July 31, 2004 (As Restated) (b)
Net cash provided by operating activities	$235
Net cash provided by investing activities	433
Net cash used for financing activities	(420)
Effect of exchange rate fluctuations on cash	(11)

Net increase in cash and equivalents	237

Net cash provided by operating activities	$235
Less: Purchase of property and equipment	(147)

Free Cash Flow (a)	$88

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $1 BILLION IN FREE CASH FLOW FOR FISCAL 2005 TO GAAP FINANCIAL MEASURES

(In millions)	Fifty-Two Weeks Ending January 28, 2006
Minimum net cash provided by operating activities	$1,625
Less: Estimated net purchase of property and equipment	(625)

Free cash flow (a)	$1,000

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how profitable a company is on a cash basis after the deduction of capital expenses, as most companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.

(b)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.